UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2025
The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33757	33-0861263

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29222 Rancho Viejo Road, Suite 127,
San Juan Capistrano,	CA	92675

(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (949) 487-9500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ENSG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In a letter received by the board of directors (the “Board”) of The Ensign Group, Inc. (the “Company”) dated June 17, 2025, Christopher Christensen announced his decision to retire from the Board of directors and as Executive Chairman, effective on September 1, 2025. Mr. Christensen assumed the role of President in 1999 and was the Company’s Chief Executive Officer from April 2006 until May 2019. On May 30, 2019, he transitioned to the position of Executive Chairman and Chairman of the Board, which is where he was serving at the time of his resignation. Mr. Christensen will continue his service on the Board until his resignation is effective on September 1, 2025.
Also, effective September 1, 2025, the Board, at the recommendation of the Nomination and Corporate Governance Committee, appointed Barry Port to serve as the Chair of the Board. Mr. Port has served as Chief Executive Officer since May 2019 and is a currently a member of the board. Before becoming CEO, Mr. Port served as Chief Operating Officer at Ensign Services, Inc. from January 2012 to May 2019, overseeing field support and back-office services for affiliated skilled nursing and senior living operations nationwide. Prior to that, he was President of Keystone Care, Inc. from March 2006 to December 2011, where he provided operational oversight for facilities across Texas. Earlier in his career, he held various roles operating affiliated skilled nursing campuses in Arizona and Texas.
During the same meeting, the Board appointed Marivic S. Uychiat to fill the vacancy created by Mr. Christensen’s resignation. Ms. Uychiat’s appointment is for a term starting on September 1, 2025 and ending on the date of the Company’s 2026 Annual Shareholder meeting. Ms. Uychiat will receive her annual compensation as an employee and will not receive additional compensation for her board service. It is anticipated that the Board will nominate Ms. Uychiat for election by shareholders at the 2026 Annual Shareholder meeting to serve as a Class II director for a term ending at the Company’s Annual Shareholder meeting in 2027.
Marivic Uychiat has been a key clinician with the Company for over 22 years and has served as Executive Vice President of Clinical Services at Ensign Services, Inc. since 2016. Before assuming her current role, Ms. Uychiat served as Director of Clinical Services for the Company’s California operations beginning in 2012. Her extensive background also includes a decade-long tenure as Director of Nursing at Vista Knoll Specialized Care, where she oversaw comprehensive care for psychiatric/neuro-behavioral, dementia, and short-term post-acute rehabilitation patients.
Ms. Uychiat holds a Bachelor’s Degree in nursing, graduating Cum Laude from the University of St. La Salle. She also completed the Chief Nursing Officer program at University of California—Irvine Paul Merage School of Business. She brings nearly three decades of leadership in the Skilled Nursing and Post-Acute Care industry to the board. Her professional expertise spans skilled healthcare management, clinical program development, and policymaking.
The Company believes that Ms. Uychiat’s significant experience as a senior executive in the health and wellness field, and her deep expertise in providing and overseeing skilled nursing services support the conclusion that she should serve as one of our directors. Her appointment to the Board, which will be effective September 1, 2025, was made at the recommendation of the Nomination and Corporate Governance Committee. Her appointment was also accompanied by an appointment to serve on the Quality Assurance and Compliance Committee with Dr. Ann Blouin (Chair), Dr. John Agwunobi, Mr. Mark Parkinson, Ms. Suzanne Snapper and Mr. Barry Port.
As a member of the management team, Ms. Uychiat will not be considered an “independent” director under NASDAQ corporate governance rules. Therefore, on the effective date of Ms. Uychiat’s appointment, the Board will consist of nine members, six of which are independent directors and three of which are non-independent directors.
There is no arrangement or understanding between Ms. Uychiat or any other person pursuant to which was selected as a director, and there are no transactions or any currently proposed transaction in which Ms. Uychiat has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2025	THE ENSIGN GROUP, INC.
	By:	/s/ Chad A. Keetch
Chad A. Keetch
Chief Investment Officer